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Exhibit 5.11

January 31, 2008

Consent of F. Brown

        In connection with Silver Wheaton Corp.'s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the "Registration Statement"), I, Fred H. Brown, hereby consent to the use of my name in connection with references to my involvement in the preparation of a technical report entitled "Peñasquito Project Technical Report Concepción del Oro District, Zacatecas State, México" dated December 31, 2007 (the "Technical Information"), and to references to the Technical Information, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.

Yours truly,

/s/ Fred H. Brown Fred H. Brown

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Consent of F. Brown